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                                                                  EXECUTION COPY

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                             AMENDED AND RESTATED
                               CREDIT AGREEMENT


                                    AMONG


                        AFTERMARKET TECHNOLOGY CORP.,


                             THE SEVERAL LENDERS
                      FROM TIME TO TIME PARTIES HERETO,


                            CHASE SECURITIES INC.,
                              AS GLOBAL ARRANGER


                                     AND


                          THE CHASE MANHATTAN BANK,
                                   AS AGENT





                          DATED AS OF MARCH 6, 1998



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

                                  TABLE OF CONTENTS


                                                                                 PAGE
SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     1.1    Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2    Other Definitional Provisions. . . . . . . . . . . . . . . . . . . .   18

SECTION 2.  AMOUNT AND TERMS OF CREDIT COMMITMENTS . . . . . . . . . . . . . . .   19

     2.1    Revolving Credit Commitments . . . . . . . . . . . . . . . . . . . .   19
     2.2    Procedure for Revolving Credit Borrowing . . . . . . . . . . . . . .   19
     2.3    Termination or Reduction of Revolving Credit Commitments . . . . . .   20
     2.4    Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     2.5    Procedure for Term Loan Borrowing. . . . . . . . . . . . . . . . . .   20
     2.6    Swing Line Commitments . . . . . . . . . . . . . . . . . . . . . . .   20

SECTION 3.  LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . .   22

     3.1    L/C Commitment.. . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.2    Procedure for Issuance of Letters of Credit. . . . . . . . . . . . .   23
     3.3    L/C Participations.. . . . . . . . . . . . . . . . . . . . . . . . .   23
     3.4    Reimbursement Obligation of the Borrower.. . . . . . . . . . . . . .   24
     3.5    Obligations Absolute.. . . . . . . . . . . . . . . . . . . . . . . .   25
     3.6    Letter of Credit Payments. . . . . . . . . . . . . . . . . . . . . .   25
     3.7    Application. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

SECTION 4.  GENERAL PROVISIONS APPLICABLE
            TO LOANS AND LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . .   26

     4.1    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     4.2    Repayment of Loans; Evidence of Debt . . . . . . . . . . . . . . . .   27
     4.3    Amortization of Term Loans . . . . . . . . . . . . . . . . . . . . .   28
     4.4    Optional and Mandatory Prepayments . . . . . . . . . . . . . . . . .   29
     4.5    Conversion and Continuation Options. . . . . . . . . . . . . . . . .   30
     4.6    Maximum Number of Tranches . . . . . . . . . . . . . . . . . . . . .   31
     4.7    Interest Rates and Payment Dates . . . . . . . . . . . . . . . . . .   31
     4.8    Computation of Interest and Fees . . . . . . . . . . . . . . . . . .   31
     4.9    Inability to Determine Interest Rate . . . . . . . . . . . . . . . .   32
     4.10   Pro Rata Treatment and Payments. . . . . . . . . . . . . . . . . . .   32
     4.11   Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.12   Requirements of Law. . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.13   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     4.14   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     4.15   Change of Lending Office . . . . . . . . . . . . . . . . . . . . . .   36




                                                                                 PAGE
SECTION 5.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . .   36

     5.1    Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . .   36
     5.2    No Change; Solvency. . . . . . . . . . . . . . . . . . . . . . . . .   37
     5.3    Corporate Existence; Compliance with Law . . . . . . . . . . . . . .   38
     5.4    Corporate Power; Authorization; Enforceable Obligations. . . . . . .   38
     5.5    No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     5.6    No Material Litigation . . . . . . . . . . . . . . . . . . . . . . .   39
     5.7    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     5.8    Ownership of Property; Liens . . . . . . . . . . . . . . . . . . . .   39
     5.9    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . .   39
     5.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     5.11   Federal Regulations. . . . . . . . . . . . . . . . . . . . . . . . .   39
     5.12   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.13   Investment Company Act; Other Regulations. . . . . . . . . . . . . .   40
     5.14   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.15   Purpose of Loans . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.16   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .   41
     5.17   No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . .   42
     5.18   No Material Misstatements. . . . . . . . . . . . . . . . . . . . . .   42
     5.19   Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.20   Senior Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . .   43

     6.1    Conditions to Extensions of Credit . . . . . . . . . . . . . . . . .   43
     6.2    Conditions to Each Extension of Credit . . . . . . . . . . . . . . .   46

SECTION 7.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .   47

     7.1    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .   47
     7.2    Certificates; Other Information. . . . . . . . . . . . . . . . . . .   47
     7.3    Payment of Obligations . . . . . . . . . . . . . . . . . . . . . . .   49
     7.4    Conduct of Business and Maintenance of Existence . . . . . . . . . .   49
     7.5    Maintenance of Property; Insurance . . . . . . . . . . . . . . . . .   49
     7.6    Inspection of Property; Books and Records; Discussions . . . . . . .   49
     7.7    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     7.8    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . .   50
     7.9    Additional Collateral. . . . . . . . . . . . . . . . . . . . . . . .   51
     7.10   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.11   Property Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   52

SECTION 8.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .   53


                                     -2-



                                                                                 PAGE
     8.1    Financial Condition Covenants. . . . . . . . . . . . . . . . . . . .   53
     8.2    Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . .   54
     8.3    Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . . .   56
     8.4    Limitation on Guarantee Obligations. . . . . . . . . . . . . . . . .   57
     8.5    Limitation on Fundamental Changes. . . . . . . . . . . . . . . . . .   58
     8.6    Limitation on Sale of Assets . . . . . . . . . . . . . . . . . . . .   58
     8.7    Limitation on Leases . . . . . . . . . . . . . . . . . . . . . . . .   58
     8.8    Limitation on Dividends. . . . . . . . . . . . . . . . . . . . . . .   58
     8.9    Limitation on Capital Expenditures . . . . . . . . . . . . . . . . .   59
     8.10   Limitation on Investments, Loans and Advances. . . . . . . . . . . .   60
     8.11   Limitation on Optional Payments and Modifications of Debt
            Instruments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     8.12   Limitation on Transactions with Affiliates . . . . . . . . . . . . .   62
     8.13   Limitation on Sales and Leasebacks . . . . . . . . . . . . . . . . .   62
     8.14   Limitation on Changes in Fiscal Year . . . . . . . . . . . . . . . .   62
     8.15   Limitation on Negative Pledge Clauses. . . . . . . . . . . . . . . .   62
     8.16   Limitation on Lines of Business; Creation of Subsidiaries. . . . . .   62
     8.17   Limitation on Borrowings . . . . . . . . . . . . . . . . . . . . . .   63

SECTION 9.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . .   63

SECTION 10.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66

     10.1   Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
     10.2   Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . .   66
     10.3   Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . . . .   66
     10.4   Reliance by Agent. . . . . . . . . . . . . . . . . . . . . . . . . .   67
     10.5   Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . .   67
     10.6   Non-Reliance on Agent and Other Lenders. . . . . . . . . . . . . . .   67
     10.7   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .   68
     10.8   Agent in Its Individual Capacity . . . . . . . . . . . . . . . . . .   68
     10.9   Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .   69

SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

     11.1   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . .   69
     11.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
     11.3   No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . .   71
     11.4   Survival of Representations and Warranties . . . . . . . . . . . . .   71
     11.5   Payment of Expenses and Taxes. . . . . . . . . . . . . . . . . . . .   71
     11.6   Successors and Assigns; Participations and Assignments . . . . . . .   72
     11.7   Adjustments; Set-off . . . . . . . . . . . . . . . . . . . . . . . .   74
     11.8   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75


                                     -3-



                                                                                 PAGE
     11.9   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     11.10  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     11.11  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
     11.12  Submission To Jurisdiction; Waivers. . . . . . . . . . . . . . . . .   75
     11.13  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . . . .   76
     11.14  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . .   76


SCHEDULES
     A      Performance Pricing Grid
     1.1    Commitments and Addresses of Lenders
     5.14   Subsidiaries
     5.16   Environmental Matters
     8.2    Existing Indebtedness
     8.3    Existing Liens
     8.10   Existing Investments


EXHIBITS

     A-1    Form of Revolving Credit Note
     A-2    Form of Term Note
     A-3    Form of Swing Line Note
     B      Form of Guarantee and Collateral Agreement
     C-1    Form of Opinion of Borrower's Counsel
     C-2    Form of Opinion of Local Counsel
     D      Form of Borrowing Certificate
     E      Form of Assignment and Acceptance
     F      Terms and Conditions of Senior Subordinated Notes
     G      Form of Exemption Certificate


          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 6, 1998, among AFTERMARKET TECHNOLOGY CORP., a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time parties to this Agreement (the "LENDERS"), CHASE SECURITIES INC., as global arranger (the "Global Arranger") and THE CHASE MANHATTAN BANK, a New York banking corporation, as agent for the Lenders hereunder (in such capacity, the "Agent").

          WHEREAS, the Borrower, Chase and certain financial institutions are parties to a Revolving Credit Agreement, dated as of February 14, 1997 (as amended, the "Existing Credit Agreement"); and

          WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement as herein provided;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree that the Existing Credit Agreement shall be and hereby is amended and restated in its entirety as follows:


                            SECTION 1.  DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
     (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Chase Manhattan Bank in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "C/D ASSESSMENT RATE" shall mean, for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12
     C.F.R. Section 327.3(d) (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States; "C/D RESERVE PERCENTAGE" shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the
     "BOARD"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New
     York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately
     10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR LOANS": Loans the rate of interest applicable to which is based upon the ABR.

          "ACQUISITION": the acquisition by the Borrower, through Acquisition Corp., of certain assets of Autocraft pursuant to the Purchase Agreement.

          "ACQUISITION CORP": the collective reference to any newly created acquisition vehicles in connection with the Acquisition.

          "ADJUSTMENT DATE": each date on or after June 30, 1998, that is the second Business Day following receipt by the Agent of both (i) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed four fiscal quarters and (ii) the related Compliance Certificate required to be delivered pursuant to subsection 7.2(b) with respect to such four fiscal quarters.

          "AFFILIATE": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "AGENT": the Chase Manhattan Bank, together with its affiliates, as the agent for the Lenders under this Agreement and the other Loan Documents.

          "AGENT'S PAYMENT OFFICE": the Agent's office located at One Chase Manhattan Plaza, New York, New York, or such other office as may be designated by the Agent by written notice to the Borrower and the Lenders.

          "AGGREGATE OUTSTANDING EXTENSIONS OF CREDIT": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding, (b) such Lender's Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, and (c) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

          "AGREEMENT": this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "APPLICABLE MARGIN": initially, 0% in the case of ABR Loans and 1.00% in the case of Eurodollar Loans; PROVIDED that, such Applicable Margin will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading "ABR Applicable Margin" or "Eurodollar Applicable Margin" on Schedule A which corresponds to the Leverage Ratio determined based on the financial statements and Compliance Certificate relating to the end of the four fiscal quarters of the Borrower immediately preceding such Adjustment Date; PROVIDED that, notwithstanding the foregoing, for the period from the Closing Date until the first Adjustment Date to occur after December 31, 1998, the Applicable Margin in respect of Loans shall not be less than the initial Applicable Margin set forth above; and PROVIDED, FURTHER, that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

               (a) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then the Applicable Margin in respect of the Loans during the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Margin as so increased;

               (b) if such financial statements and Compliance Certificate are delivered after the date such financial statements and Compliance Certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements and Compliance Certificate, then such decrease in the Applicable Margin shall not become applicable until the date upon which such financial statements and Compliance Certificate actually are delivered; and

               (c) if such financial statements and Compliance Certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and Compliance Certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which such financial statements and Compliance Certificate actually are delivered, the Applicable Margin in respect of the Loans shall be 0.25% per annum, in the case of ABR Loans, and 1.25% per annum, in the case of Eurodollar Loans.

          "APPLICATION": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "ASSIGNEE":  as defined in subsection 11.6(c).

          "AUTOCRAFT":  Autocraft Industries, Inc., an Oklahoma corporation.

          "AVAILABLE REVOLVING CREDIT COMMITMENT": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment over (b) such Lender's Revolving Credit Exposure.

          "AURORA": Aurora Capital Partners L.P., a California limited partnership.

          "BANK ASSIGNEE":  as defined in subsection 11.6(c).

          "BORROWING CERTIFICATE": a certificate of the Borrower, substantially in the form of Exhibit D.

          "BORROWING DATE": any Business Day specified in a notice pursuant to subsection 2.2 or 2.5 as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "BUSINESS":  as defined in subsection 5.16.

          "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; PROVIDED, that with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurodollar Loans, such day is also a day on which dealings are carried on in the relevant interbank Eurodollar market.

          "CANADIAN SUBSIDIARIES":  Mascot and King-O-Matic.

          "CAPITAL STOCK": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "CASH EQUIVALENTS": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit of any Lender, eurodollar deposits, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements of any commercial bank which has capital and surplus in excess of $200,000,000 having maturities of one year or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Corporation and P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments having maturities of six months or less from the date of acquisition, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody's, (e) securities with maturities of one year or less from the date of acquisition fully backed by standby letters of credit issued by any Lender or any commercial bank in each case satisfying the requirements of clause (b) of this definition and (f) money market accounts or funds which invest primarily in the types of securities described in (a) through (c) above.

          "CHANGE OF CONTROL":  the occurrence of any of the following events:
     (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than any Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee, (ii) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than any Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Capital Stock of the Borrower then outstanding normally entitled to vote in elections of directors, unless the percentage so owned by Excluded Persons is greater or (iii) during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

          "CHASE":  The Chase Manhattan Bank, a New York banking corporation.

          "CLOSING DATE": the date on which the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

          "CODE":  the Internal Revenue Code of 1986, as amended.

          "COLLATERAL": all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Agreement.

          "COMMERCIAL LETTER OF CREDIT":  as defined in subsection 3.1(b)(i)(2).

          "COMMITMENTS": the collective reference to the Revolving Credit Commitments and the Term Loan Commitments.

          "COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which the sum of (i) the unpaid principal amount of the outstanding Term Loans held by such Lender at such time and (ii) the Revolving Credit Commitment of such Lender (or, if the Revolving Credit Commitments have expired or been terminated, the Revolving Credit Exposure of such Lender) at such time then constitutes of the sum of (x) the aggregate outstanding principal amount of the Term Loans held by all Lenders and (y) the aggregate Revolving Credit Commitments of all Lenders (or, if the Revolving Credit Commitments have expired or been terminated, the aggregate Revolving Credit Exposures of all Lenders).

          "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "COMPLIANCE CERTIFICATE":  as defined in subsection 7.2(b).

          "CONSOLIDATED CAPITAL EXPENDITURES": of any Person for any period, the amount of expenditures of such Person, determined on a consolidated basis in accordance with GAAP (whether accrued under Capital Leases or otherwise), for such period in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations).

          "CONSOLIDATED EBITDA": of any Person for any period, Consolidated Net Income of such Person for such period PLUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income, the sum of (a) provision for income and franchise tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense,
     (d) amortization of intangibles (including, but not limited to, goodwill), organization costs and deferred financing costs, (e) writeoff of goodwill and other non cash charges, including, without limitation, interest expense representing payment in the form of non-cash "payment-in-kind" instruments, and (f) any extraordinary losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income, losses on the sales of assets outside of the ordinary course of business), MINUS, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income, any extraordinary gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income, gains on the sales of assets outside of the ordinary course of business).

          "CONSOLIDATED INTEREST EXPENSE": of any Person for any period the amount of cash interest expense, determined on a consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of its Indebtedness.

          "CONSOLIDATED LEASE EXPENSE": for any Person for any period, the aggregate amount of fixed and contingent rentals payable by such Person with respect to such period, determined on a consolidated basis in accordance with GAAP, for such period with respect to operating leases of real and personal property.

          "CONSOLIDATED NET INCOME": of any Person for any period, net income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET WORTH": of any Person, as of the date of determination, the sum of (i) all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of such Person at such date PLUS (ii) mandatorily redeemable preferred stock of the Borrower which by its terms is not mandatorily redeemable or redeemable at the option of the holder thereof prior to the Termination Date.

          "CONSOLIDATED TOTAL INDEBTEDNESS": of any Person, as of the date of determination, all Indebtedness of such Person which, in accordance with GAAP, would be included as Indebtedness on a consolidated balance sheet of such Person at such date.

          "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "CSI":  Chase Securities Inc.

          "DEFAULT": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "DOLLARS" and "$": dollars in lawful currency of the United States of America.

          "ELIGIBLE ACCOUNTS": the gross outstanding balance, determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Borrower as of the date hereof, of accounts receivable of the Borrower and its Subsidiaries arising out of sales of goods or services made by the Borrower and its Subsidiaries in the ordinary course of business ("ACCOUNTS") that the Borrower, in its reasonable discretion, shall deem eligible, less all finance charges, late fees and other fees that are unearned, and less (i) the value of any accrual which has been recorded by the Borrower with respect to downward price adjustments and
     (ii) such other reserves as the Borrower, in its reasonable discretion, shall deem appropriate.

          "ELIGIBLE INVENTORY": all inventory of the Borrower and its Subsidiaries ("INVENTORY"), valued at the lower of (i) cost determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Borrower as of the date hereof or (ii) market value, that the Borrower, in its reasonable discretion, shall deem eligible, reduced by
     (x) the value of reserves which have been recorded by the Borrower with respect to obsolete, slow-moving or excess Inventory and (y) such other reserves as the Borrower, in its reasonable discretion, shall deem appropriate.

          "ENVIRONMENTAL LAWS": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EUROCURRENCY RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by the Agent.

          "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                         Eurodollar Base Rate
             ----------------------------------------
             1.00 - Eurocurrency Reserve Requirements

          "EURODOLLAR TRANCHE": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "EVENT OF DEFAULT": any of the events specified in Section 9, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "EXCLUDED PERSON": (a) the Borrower or any wholly-owned Subsidiary which is a Guarantor, (b) any employee benefit plan of the Borrower or any wholly owned Subsidiary which is a Guarantor or any trustee or similar fiduciary holding Capital Stock of the Borrower for or pursuant to the terms of any such plan and (c) all Related Persons of the Borrower as of the Closing Date and any Person that becomes a Related Person of such Related Person thereafter.

          "EXISTING CREDIT AGREEMENT":  as defined in the recitals hereto.

          "EXTENSION OF CREDIT": as to any Lender, (a) the making of a Revolving Credit Loan, a Term Loan or a Swing Line Loan by such Lender or
     (b) the issuance of, or participation in, a Letter of Credit by such Lender.

          "FINANCING LEASE": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "GLOBAL ARRANGER": CSI, as the arranger of the Commitments under this Agreement and the other Loan Documents.

          "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEE AND COLLATERAL AGREEMENT": the guarantee and collateral agreement to be executed and delivered by the Borrower and its domestic Subsidiaries, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

          "GUARANTEE OBLIGATION": as to any Person (the "GUARANTEEING PERSON"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "PRIMARY OBLIGATIONS") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person as of any date of determination shall be deemed to be the lower of
     (a) an amount equal to the then stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          "GUARANTOR": any Person delivering a guarantee pursuant to the Guarantee and Collateral Agreement.

          "HEDGING AGREEMENT": with respect to any Person, any interest rate or currency exchange rate swap agreement, interest or currency exchange rate future, interest or currency exchange rate option, interest or currency exchange rate cap or other interest or currency rate hedge arrangement, to or under which such Person is a party or a beneficiary.

          "INDEBTEDNESS": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable not more than 12 months after the incurrence thereof in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person,
     (e) all liabilities secured by any Lien on any property owned by such Person whether or not such Person has not assumed or otherwise become liable for the payment thereof, (f) unreimbursed drawings under letters of credit and (g) for the purposes of subsection 8.2 (other than clauses (a) through (f) and (i) thereof) and 9(e) only, all obligations or liabilities under Hedging Agreements, PROVIDED that for the purposes of subsection 9(e), the "principal amount" of the obligations of such Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
     For the purposes of any financial calculation hereunder, the amount of any Indebtedness at any date shall be the principal or similar primary amount of such obligation on such date, including capitalized interest (i.e., indebtedness issued in lieu of cash payment of interest or interest on which interest is accruing) and capitalized payment obligations with respect thereto, in each such case, as of such date.

          "INDENTURES":  as defined in subsection 5.20.

          "INSOLVENCY": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "INSOLVENT":  pertaining to a condition of Insolvency.

          "INTEREST PAYMENT DATE": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "INTEREST PERIOD":  with respect to any Eurodollar Loan:

                  (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if available to all Lenders, nine months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                 (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if available to all Lenders, nine months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

               (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "ISSUING LENDER": Chase or one of its Affiliates or another Lender or Lenders designated by the Borrower and the Agent.

          "KING-O-MATIC": King-O-Matic Industries Limited, a Canadian subsidiary of the Borrower.

          "L/C OBLIGATIONS": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.4(a).

          "L/C PARTICIPANTS": the collective reference to all the Lenders holding Revolving Credit Commitments other than the Issuing Lender.

          "LETTERS OF CREDIT":  as defined in subsection 3.1(a).

          "LEVERAGE RATIO": as of the end of each fiscal quarter of the Borrower, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of Consolidated Total Indebtedness as of such date to Consolidated EBITDA for the four fiscal quarters of the Borrower then ended; PROVIDED that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period for inclusion in the Leverage Ratio for the purposes of subsection 8.1(a) only, (i) the Consolidated

     EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a PRO FORMA basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Agent and the Lenders and (y) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the Agent (it being agreed that, for the purposes of determining such PRO FORMA Consolidated EBITDA in connection with the Acquisition, the Consolidated EBITDA of the OEM Division shall be deemed to be $4,375,000 for each fiscal quarter of 1997 and $3,500,000 for the period from January 1, 1998 through March 6, 1998), and (ii) the Consolidated EBITDA of any Person (or attributable to assets constituting a significant business unit) disposed of by the Borrower or its Subsidiaries during such period shall be excluded on a PRO FORMA basis for such period (assuming the consummation of such disposition in connection therewith occurred on the first day of such period).

          "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever which makes any property or asset available for the payment or performance of any liability in priority to the payment or performance of ordinary, unsecured creditors (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "LOAN":  any loan made by any Lender pursuant to this Agreement.

          "LOAN DOCUMENTS": this Agreement, the Notes, the Applications, the Security Agreements and any Hedging Agreement to which any Lender is a party in respect of any Loans made hereunder.

          "LOAN PARTIES": the Borrower and each Subsidiary which is a party to a Loan Document.

          "MASCOT": Mascot Truck Parts Inc., a Canadian subsidiary of the Borrower.

          "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any of the Notes or any Application or any of the other Loan Documents or the material rights or remedies of the Agent or the Lenders hereunder or thereunder.

          "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NEW LENDING OFFICE":  as defined in subsection 4.13(b).

          "NET PROCEEDS": with respect to any sale, transfer or other disposition of any property or asset of the Borrower or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such asset sale MINUS the sum of (i) the principal amount of Indebtedness which is secured by any such asset (other than Indebtedness assumed by the purchaser of such asset) and which is required to be, and is, repaid in connection with the sale or disposition thereof (other than Indebtedness outstanding hereunder), (ii) the reasonable fees (including, without limitation, reasonable attorneys' fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Agent and as reasonably approved by the Agent) incurred by the Borrower in connection with such asset sale and (iii) federal, state and local taxes incurred by the Borrower in connection with such sale, whether payable at such time or thereafter.

          "1994 SENIOR SUBORDINATED NOTES": the senior subordinated notes due 2004, in aggregate principal amount at any time outstanding not exceeding $90,000,000, issued by the Borrower pursuant to the Indenture dated as of August 2, 1994.

          "1995 SENIOR SUBORDINATED NOTES": the senior subordinated notes due 2004, in aggregate principal amount at any time outstanding not exceeding $30,000,000, issued by the Borrower pursuant to the Indenture dated as of June 1, 1995.

          "NON-EXCLUDED TAXES":  as defined in subsection 4.13(a).

          "NON-U.S. LENDER":  as defined in subsection 4.13(b).

          "NOTES": the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Note.

          "OEM DIVISION": the collective reference to the assets acquired pursuant to the Acquisition.

          "PARTICIPANT":  as defined in subsection 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "PLAN": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "PROHIBITED TRANSACTION": a transaction that is prohibited under
     Section 4975 of the Code or Section 406 of ERISA and not exempt under
     Section 4975 of the Code or Section 408 of ERISA, respectively.

          "PROPERTIES":  as defined in subsection 5.16.

          "PURCHASE AGREEMENT": the Purchase Agreement, dated as of February 10, 1998, between Acquisition Corp. and Autocraft.

          "REGISTER":  as defined in subsection 11.6(d).

          "REGULATION U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "REIMBURSEMENT OBLIGATION": the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.4(a) for amounts drawn under Letters of Credit.

          "RELATED PERSON": (a) any Person who controls, is controlled by or under common control with such Excluded Person; PROVIDED, HOWEVER, that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable of a Person, (b) as to any natural person, (i) such person's spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any of such natural persons and (ii) any corporation, partnership, trust or other Person in which no one has any interest (directly or indirectly) except for any of such natural person, such spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any of such natural persons and
     (c) Aurora and any investment funds controlled by Aurora.

          "REORGANIZATION": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "REPORTABLE EVENT": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 4043.

          "REQUIRED LENDERS": at any time, Lenders holding more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the aggregate Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the aggregate Revolving Credit Exposures of all Lenders.

          "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER": the chief executive officer, the president, the treasurer or the chief financial officer of the Borrower.

          "REVOLVING CREDIT COMMITMENT": as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and/or issue or participate in Letters of Credit on behalf of the Borrower in a principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1, as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

          "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or been terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

          "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

          "REVOLVING CREDIT EXPOSURE" shall mean with respect to any Lender, at any time, the sum of (a) the aggregate outstanding principal amount of such Lender's Revolving Credit Loans at such time, plus (b) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations, plus (c) such Lender's Revolving Credit Commitment Percentage of the Swing Line Loans outstanding at such time; PROVIDED that, for purposes of calculating Available Revolving Credit Commitments for the purposes of subsection 4.1(a), the amount of Swing Line Loans shall be deemed to be zero.

          "REVOLVING CREDIT LENDER": a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan.

          "REVOLVING CREDIT LOANS":  as defined in subsection 2.1(a).

          "REVOLVING CREDIT NOTES":  as defined in subsection 4.2(e).

          "SECURITY AGREEMENTS": the collective reference to the Guarantee and Collateral Agreement, any mortgages and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

          "SENIOR SUBORDINATED NOTES": the collective reference to the 1994 Senior Subordinated Notes and the 1995 Senior Subordinated Notes.

          "SENIOR SUBORDINATED NOTE INDENTURE": each of the respective Indentures described in the definitions of "1994 Senior Subordinated Notes" and "1995 Senior Subordinated Notes".

          "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "SOLVENT" and "SOLVENCY": with respect to any Person on a particular date, the condition that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital.

          "SPECIFIED PREFERRED STOCK": any preferred stock of the Borrower (as designated in the Borrower's charter documents in effect on the date hereof) issued to common stockholders from time to time (i) compliance with the terms of which would not violate or be inconsistent with any of the provisions of this Agreement and (ii) which does not have any mandatory payment, dividend, redemption or similar covenants.

          "STANDBY LETTER OF CREDIT":  as defined in paragraph 3.1(b)(i)(1).

          "SUBSIDIARY": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and, in any case, shall include Acquisition Corp. after giving effect to the Acquisition.

          "SWING LINE COMMITMENT": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.6(a).

          "SWING LINE LENDER": Chase in its capacity as provider of the Swing Line Loans.

          "SWING LINE LOANS":  as defined in subsection 2.6(a).

          "SWING LINE NOTE":  as defined in subsection 2.6(b).

          "TERM LOAN COMMITMENT": with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in a principal amount not to exceed the amount set forth opposite such Lender's name on Schedule 1.1.

          "TERM LOAN LENDER": a Lender with a Term Loan Commitment or an outstanding Term Loan.

          "TERM LOANS":  as defined in subsection 2.4.

          "TERM NOTE":  as defined in subsection 4.2(e).

          "TERMINATION DATE":  December 31, 2003.

          "TRANSFEREE":  as defined in subsection 11.6(f).

          "TYPE":  as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "U.K. SUBSIDIARIES":  U.K. Holdings and Automotive Developments, Ltd.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this

Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


               SECTION 2.  AMOUNT AND TERMS OF CREDIT COMMITMENTS

          2.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (each a "REVOLVING CREDIT LOAN", collectively, "REVOLVING CREDIT LOANS") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the then outstanding L/C Obligations and Swing Line Loans (after giving effect to any repayment of Swing Line Loans at the time of the making of such Revolving Credit Loans), does not exceed the amount of such Revolving Credit Lender's Revolving Credit Commitment.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 or 4.5, as applicable, PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          2.2 PROCEDURE FOR REVOLVING CREDIT BORROWING.   The Borrower may
borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, PROVIDED that the Borrower shall give the Agent, except as expressly set forth in subsections 3.4 and 4.9, irrevocable notice (which notice must be received by the Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) on the day of the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and
(iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $500,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 11.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent, PROVIDED that, the Borrower shall give the Agent and the Revolving Credit Lenders irrevocable notice by 11:00 A.M. New York City time one Business Day before the requested Borrowing

Date, if the Closing Date is a Borrowing Date, and on such date each Revolving Credit Lender shall make such funds available to the Agent prior to 10:00 A.M., New York City time. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Revolving Credit Lenders and in like funds as received by the Agent.

          2.3 TERMINATION OR REDUCTION OF REVOLVING CREDIT COMMITMENTS. The Borrower shall have the right, upon not less than five Business Days' notice to the Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Revolving Credit Commitments then in effect, PROVIDED that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations and the then outstanding Swing Line Loans, would exceed the Revolving Credit Commitments then in effect.

          2.4 TERM LOANS. Subject to the terms and conditions hereof each Term Loan Lender severally agrees to make a term loan (a "TERM LOAN") to the Borrower on the Closing Date in an amount not to exceed the amount of such Lender's Term Loan Commitment. The Term Loans may be (a) Eurodollar Loans, (b) ABR Loans or
(c) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.5 and 4.5.

          2.5 PROCEDURE FOR TERM LOAN BORROWING. The Borrower shall give the Agent irrevocable telephonic notice (promptly confirmed in writing), which notice must be received by the Agent prior to 11:00 A.M., New York time, one Business Day prior to the anticipated Closing Date, requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month until the date that is 90 days after the Closing Date. Upon receipt of such notice the Agent shall promptly notify each Term Loan Lender thereof. Not later than 10:00 A.M., New York time, on the Closing Date, each Term Loan Lender shall make available to the Agent at the Agent's Payment Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Agent shall credit the account of the Borrower on the books of such office of the Agent with the aggregate of the amounts made available to the Agent by the Term Loan Lenders in immediately available funds (or, in the event that the Borrower specifies in the notice a different account to which such amounts should be transferred, the Agent shall transfer, by wire transfer, to such account the aggregate amount made available to the Agent by the Term Loan Lenders in immediately available funds).

          2.6 SWING LINE COMMITMENTS. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "SWING LINE LOAN"; collectively, the "SWING LINE LOANS") to the Borrower from time to time during the Revolving

Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $5,000,000, PROVIDED that at no time may the sum of the then outstanding Swing Line Loans, Revolving Credit Loans and L/C Obligations exceed the Revolving Credit Commitments then in effect. Amounts borrowed by the Borrower under this subsection 2.6 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in an amount equal to $250,000 or a whole multiple of $50,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender by crediting the account of the Borrower at such office with such proceeds in Dollars.

          (b) The Borrower agrees that, upon the request to the Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6, to evidence the Swing Line Loans the Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-3, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the "SWING LINE NOTE"), payable to the order of the Swing Line Lender and representing the obligation of the Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to the Borrower, with interest thereon as prescribed in subsection 4.7. The Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) provide for the payment of interest in accordance with subsection 4.7.

          (c) The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the principal amount of all of the Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given; PROVIDED that the provisions of this subsection shall not affect the obligations of the Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4. Unless the Commitments shall have expired or terminated for any reason, including but not limited to, the occurrence of any of the events described in paragraph (f) of Section 9 hereof with respect to the Borrower (in which event the procedures of paragraph (d) of this subsection 2.6 shall apply), each Lender will make the proceeds of its Revolving Credit Loan available to the Agent for the account of the Swing Line Lender at the office of the Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

          (d) If the Revolving Credit Commitments shall expire or terminate (for any reason, including but not limited to the occurrence of any of the events described in paragraph (f) of Section 9 hereof with respect to the Borrower) at any time while Swing Line Loans are outstanding, each Revolving Credit Lender shall, at the option of the Swing
Line Lender, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an ABR Loan
(which Revolving Credit Loan shall be deemed a "Revolving Credit Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Lender's Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Swing Line Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Agent for the account of the Swing Line Lender at the office of the Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate. The proceeds of such Revolving
Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.

          (e) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender's participating interest in a Swing Line Loan and the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); PROVIDED, HOWEVER, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

          (f) Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loan if the conditions set forth in subsection 6.2 have not been satisfied.


                         SECTION 3.  LETTERS OF CREDIT

          3.1 L/C COMMITMENT. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.3(a), agrees to issue letters of credit ("LETTERS OF CREDIT") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; PROVIDED that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $10,000,000 or (ii) the aggregate Available Revolving Credit Commitments of all Lenders would be less than zero.

          (b) Each Letter of Credit shall:

                  (i) be denominated in Dollars and shall be either (1) a standby letter of credit issued to support obligations of the Borrower and its Subsidiaries, contingent or otherwise, incurred in the ordinary course of its business (a "STANDBY LETTER OF CREDIT"), or (2) a commercial letter of credit issued to provide a primary means of payment in respect of the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business (a "COMMERCIAL LETTER OF CREDIT"); and

                 (ii) expire no later than the earlier of (x) the date that is 12 months after the date of its issuance and (y) the fifth Business Day prior to the Termination Date.

          (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (e) As of the Closing Date, any and all letters of credit issued and outstanding under the Existing Credit Agreement shall be deemed to have been issued hereunder and be deemed Letters of Credit for all purposes hereof.

          3.2 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby not later than four Business Days (or such later date as the Borrower shall request) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto as the Issuing Lender may reasonably request (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

          3.3 L/C PARTICIPATIONS. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.3(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii)the daily average Federal Funds Effective Rate (as defined in the definition of ABR in subsection 1.1) during the period from and including the date such payment is required to be made to the date on which such payment is made available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.3(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.3(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; PROVIDED, HOWEVER, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.4 REIMBURSEMENT OBLIGATION OF THE BORROWER. (a) The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

          (c) Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Agent for a borrowing pursuant to subsection 2.2 of ABR Loans in the amount of such drawing. The requirement of one Business Day's prior notice for an ABR Loan set forth in subsection 2.2 shall not apply to any borrowing under this subsection 3.4 in respect of a drawing under any Letter of Credit. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          3.5 OBLIGATIONS ABSOLUTE. (a) To the fullest extent permitted by applicable law, the Borrower agrees that the Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.

          (b) To the fullest extent permitted by applicable law, the Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.4(a) shall not be affected by (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

          (c) To the fullest extent permitted by applicable law, the Borrower agrees that the Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

          (d) To the fullest extent permitted by applicable law, the Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.6 LETTER OF CREDIT PAYMENTS. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and each L/C Participant of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          3.7 APPLICATION. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this

Section 3 shall apply.


                   SECTION 4.  GENERAL PROVISIONS APPLICABLE
                              TO LOANS AND LETTERS OF CREDIT

          4.1 FEES. (a) The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender a fee for the period from and including the Closing Date to the Termination Date, at the rate indicated on Schedule A hereto corresponding to the Leverage Ratio in effect from time to time (as adjusted in a manner corresponding to the adjustments to Applicable Margin set forth in the definition thereof) on the average daily Available Revolving Credit Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, PROVIDED that for the period from the Closing Date to the first Adjustment Date to occur after December 31, 1998, the commitment fee rate shall be .375%.

          (b) The Borrower shall pay to the Agent, for the account of the Issuing Lender a fronting fee with respect to each Letter of Credit computed at a rate per annum equal to 1/8 of 1% on the daily average undrawn amount of such Letter of Credit. Such fronting fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date and shall be nonrefundable.

          (c) The Borrower shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit on the daily average undrawn amount of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Loans which are Eurodollar Loans. Such fee shall be payable to the L/C Participants and the Issuing Lender to be shared ratably among them in accordance with their respective Revolving Credit Commitment Percentages. Such commissions shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date and shall be nonrefundable.

          (d) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (e) The Borrower agrees to pay to Chase the amounts set forth in the Fee Letter dated February 6, 1998, among Chase, CSI and the Borrower, in the amounts and on the dates set forth therein.

          4.2 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9) and (ii) to the Agent for the account of each Term Loan Lender the then unpaid principal amount of each Term Loan of such Term Loan

Lender as provided in subsection 4.3. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.7.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain the Register pursuant to subsection 11.6(d) and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) each continuation thereof and each conversion of all or a portion thereof to another Type, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Agent to maintain the Register or any such account, as the case may be, or any error therein, shall not in any manner affect any of the obligations of the Borrower hereunder, including, without limitation, the obligation to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon request to the Agent by any Lender, the Borrower will execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1, with appropriate insertions as to date and principal amount (a "REVOLVING CREDIT NOTE") and/or (ii) a promissory note of the Borrower evidencing the Term Loan of such Lender, substantially in the form of Exhibit A-2, with appropriate insertions as to date and principal amount (a "TERM NOTE"), payable to the order of such Lender and representing the obligation of the Borrower to pay a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans and/or Term Loans of such Lender, with interest on the unpaid principal amount thereof from time to time outstanding under such Note(s) as set forth in subsection 4.7. A Note and the obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligations evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of the obligations evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligations, accompanied by an Assignment and Acceptance substantially in the form of Exhibit E duly executed by the Assignor thereof, and thereupon one or more new Notes shall be issued to the designated Assignee and the old Note shall be returned by the Agent to the Borrower marked

"cancelled." No assignment of a Note and the obligations evidenced thereby shall be effective unless it shall have been recorded in the Register by the Agent as provided in this subsection 4.2(e). Each Lender is hereby authorized to record the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or repayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of any Note requested by it to evidence such Loan, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded, PROVIDED that the failure by any Lender to make any such recordation or any error in any such recordation shall not in any manner affect any of the obligations of the Borrower hereunder, including, without limitation, the obligation to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          4.3 AMORTIZATION OF TERM LOANS. (a) Subject to adjustment pursuant to clause (c) of this subsection, the Borrower shall repay Term Loans on each date set forth below in the aggregate principal amount of Dollars set forth opposite such date:


                    DATE                  AMOUNT
                    ----                  ------
          September 30, 1998              $5,000,000
          December 31, 1998               $5,000,000
          March 31, 1999                  $3,750,000
          June 30, 1999                   $3,750,000
          September 30, 1999              $3,750,000
          December 31, 1999               $3,750,000
          March 31, 2000                  $5,000,000
          June 30, 2000                   $5,000,000
          September 30, 2000              $5,000,000
          December 31, 2000               $5,000,000
          March 31, 2001                  $6,250,000
          June 30, 2001                   $6,250,000
          September 30, 2001              $6,250,000
          December 31, 2001               $6,250,000
          March 31, 2002                  $6,250,000
          June 30, 2002                   $6,250,000
          September 30, 2002              $6,250,000
          December 31, 2002               $6,250,000
          March 31, 2003                  $6,250,000
          June 30, 2003                   $6,250,000
          September 30, 2003              $6,250,000
          December 31, 2003               $6,250,000


          (b) To the extent not previously paid, all Term Loans shall be due and payable on the Termination Date (or on such earlier date on which the Term Loans become due and payable pursuant to Section 9).

          (c) Any prepayment of a Term Loan pursuant to subsection 4.4 shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made by the Borrower pursuant to this subsection as set forth in subsection 4.4.

          (d) Each repayment or prepayment of a Term Loan shall be applied ratably to the Term Loans of each Lender included in the repaid Term Loan.

          4.4 OPTIONAL AND MANDATORY PREPAYMENTS. (a) The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon at least three Business Days' in the case of Eurodollar Loans, or same day Business Day's in the case of ABR Loans (including Swing Line Loans), irrevocable notice to the Agent, specifying whether the prepayment is (i) of Revolving Credit Loans, Term Loans or Swing Line Loans, or a combination thereof, and in each case if a combination thereof, the amount allocable to each, (ii) the date and amount of prepayment of such Loan(s) and
(iii) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid. Partial optional prepayments of the Term Loans shall be applied to the remaining installments of principal thereof ratably based on the remaining amounts thereof. Partial voluntary prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.

          (b) If at any time the sum of the Revolving Credit Loans, the Swing Line Loans and the L/C Obligations exceeds the Revolving Credit Commitments, the Borrower shall make a payment in the amount of such excess which payment shall be applied FIRST, to the payment of the Swing Line Loans then outstanding, SECOND, to the payment of any Revolving Credit Loans then outstanding, THIRD, to payment of any Reimbursement Obligations then outstanding and LAST, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Required Lenders. The application of prepayments of Loans referred to in the preceding sentence shall be made first to ABR Loans and second to Eurodollar Loans.

          (c) If, subsequent to the Closing Date, the Borrower or any of its Subsidiaries shall receive Net Proceeds from any asset sale or other disposition (including as a result of condemnation or casualty) permitted by subsection 8.6(b), then 100% of such Net Proceeds shall, on the first Business Day after receipt thereof, be applied toward the prepayment of the Term Loans and, after all Term Loans have been repaid, to the permanent reduction of the Revolving Credit Commitments by an amount equal thereto and, to the extent required by subsection 4.4(b), to the payment of Loans and cash collateralization of Letters of Credit as set forth therein; PROVIDED that such Net Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Agent a certificate that it intends to use such Net Proceeds to acquire fixed or capital assets for the Borrower or any of its Subsidiaries within 330 days of receipt of such Net Proceeds, it being expressly agreed that any Net Proceeds not so reinvested shall be applied to prepay the Loans and permanently reduce the Commitments on the date 330 days after the receipt thereof; and PROVIDED FURTHER that such Net Proceeds shall not be required to be so applied until such Net Proceeds not applied hereunder exceed $2,500,000 in the aggregate, at which time all of such unapplied Net Proceeds shall be applied as set forth herein. Any Net Proceeds applied toward the prepayment of the Term Loans pursuant to this subsection 4.4(c) shall be applied ratably to the remaining installments outstanding of principal thereof.

          (d) In the event of a Change of Control, not later than five days thereafter, (A) the Revolving Credit Commitments shall be terminated, (B) the Borrower shall prepay in full all Loans then outstanding together with interest accrued to the date of such prepayment and any amounts payable under subsection 4.14, (C) the Borrower shall repay any Reimbursement Obligations then outstanding and (D) the Borrower shall cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Required Lenders.

          4.5 CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least one Business Day's prior irrevocable notice of such election, PROVIDED that any such conversion may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date (in the case of conversions of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; PROVIDED that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to, respectively, the Termination Date (in the case of continuations of Revolving Credit Loans) or the date of the final installment of principal of the Term Loans and PROVIDED, FURTHER, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          4.6 MAXIMUM NUMBER OF TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be made pursuant to such elections so that, after giving effect thereto, the aggregate number of Eurodollar Tranches outstanding at any time shall not exceed twelve.

          4.7 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR for such day plus the Applicable Margin.

          (c) If all or a portion of (i) the principal amount of any Loan or Reimbursement Obligation, (ii) any interest payable thereon or (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, PROVIDED that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          4.8 COMPUTATION OF INTEREST AND FEES. (a) Commitment fees, Letter of Credit fees and, whenever it is calculated on the basis of the Prime Rate component of the ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) To the fullest extent permitted by applicable law, each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 4.7(a), (b) or (c).

          4.9 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period, (i) the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans,

(y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans with respect to which the Interest Period shall have expired shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

          4.10 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made (in each case, other than in respect of the Swing Line Loans) pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than the Swing Line Loans) shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 11.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Revolving Credit Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

          4.11 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (other than a requirement of the Certificate of Incorporation, By-Laws or other organizational or governing documents of the relevant Lender) or in the interpretation or application thereof (except as aforesaid) shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and
(b) such

Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower agrees to pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

          4.12 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law (other than a requirement of the Certificate of Incorporation, By-Laws or other organizational or governing documents of the relevant Lender) or in the interpretation or application thereof (except as aforesaid) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over such Lender made subsequent to the date hereof (or, in the case of any Lender that becomes a party hereto after the Closing Date, subsequent to the date on which such party becomes a Lender):

           (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13 and changes in the rate of tax on the overall net income of such Lender);

           (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

           (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender, on an after-tax basis, for such increased cost or reduced amount receivable.

          (b) If any Lender shall have determined in good faith that the adoption of or any change in any Requirement of Law (other than a requirement of the Certificate of Incorporation, By-Laws or other organizational or governing documents of the relevant Lender) regarding capital adequacy or in the interpretation or application thereof (except as aforesaid) or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (or, in the case of any Lender that becomes a party hereto after the Closing Date, subsequent to the date on which such party becomes a Lender) shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender, on an after-tax basis, for such reduction, PROVIDED that the Borrower shall be not be obligated to compensate any Lender pursuant to this subsection 4.12 for amounts accruing prior to the date which is 90 days before the Borrower is notified of such event, it being understood that such notice need not include a computation of amounts in respect thereof.

          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection 4.12 submitted by such Lender, through the Agent, to the Borrower shall, to the fullest extent permitted by applicable law, be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          4.13 TAXES. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, PROVIDED, HOWEVER, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation or partnership created or organized under the laws of the United States of America, or any estate that is subject to Federal income taxation regardless of the source of its income or any trust which is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in section 7701(a)(30) of the Code (a "NON-U.S. LENDER") shall deliver to the Borrower and the Agent two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate in the form of Exhibit G, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "NEW LENDING OFFICE"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this subsection 4.13(b), a Non-U.S. Lender that has previously complied with this subsection 4.13(b) shall not be required to deliver any Form 1001 or Form 4224 pursuant to this subsection 4.13(b) that such Non-U.S. Lender is not legally able to deliver.

          4.14 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may reasonably sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement or (b) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall be an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. In the event that the Borrower defaults in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, any Eurodollar Loans in respect of which such notice has been given shall be converted automatically to ABR Loans on the date such prepayment would have been made pursuant to such notice. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the second anniversary of such termination and payment.

          4.15 CHANGE OF LENDING OFFICE. Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), it shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection 4.12 or 4.13(a).


                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

          To induce the Agent and each Lender to enter into this Agreement and to make the Extensions of Credit requested to be made by it (including the initial Extension of Credit requested to be made by it on the Closing Date), the Borrower hereby represents and warrants, on the Closing Date and on every Borrowing Date thereafter, to the Agent and each Lender that:

          5.1 FINANCIAL CONDITION. (a) (i) the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 1995 and December 31, 1996 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by Ernst & Young, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended, (ii) the consolidated balance sheet of the OEM Division as of June 30, 1997 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the OEM Division as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended, (iii) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at September 30, 1997 and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments) and (iv) the unaudited balance sheet of the OEM Division as at December 31, 1997 and the related unaudited consolidated statement of income and of cash flows for the six-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the financial condition of the OEM Division as at such date, and the results of its operations and its cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or

Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or other material agreement or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 1996 to and including the Closing Date there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and, no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries at December 31, 1996 of which the Agent and the Lenders have not been made aware in writing by the Borrower.

          (b) The PRO FORMA balance sheet of the Borrower and its consolidated Subsidiaries (the "PRO FORMA BALANCE SHEET"), copies of which have heretofore been furnished to each Lender, is the balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 1997 (the "PRO FORMA DATE"), adjusted to give effect (as if such events had occurred on such date) to (i) the repayment in full of all loans under, and all other amounts due in respect of, the Existing Credit Agreement, (ii) the consummation of the Acquisition and
(iii) the making of the Loans and other extensions of credit hereunder to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby.

          5.2 NO CHANGE; SOLVENCY. Since December 31, 1996, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrower and its Subsidiaries are Solvent, on a consolidated basis and on an individual basis.

          5.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (other than Requirements of Law with respect to which representations as to compliance are made in subsections 5.13 and 5.16) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and in the case of the Borrower, to borrow hereunder and the Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Applications and the Notes, and each Loan Party has authorized the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any

Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Loan Party is a party (other than the filing of UCC financing statements, which have, to the extent then necessary to perfect the Liens provided for in the Security Agreements, been duly filed). This Agreement has been duly executed and delivered on behalf of the Borrower, and each other Loan Document will be duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document to which the Borrower or any other Loan Party is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower and such other Loan Party enforceable against the Borrower and such other Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, laws respecting fraudulent transfers and preferential transfers) and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          5.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents to which any Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material provision of any material Contractual Obligation or, to the knowledge of the Borrower, any other provision of any Contractual Obligation of the Borrower or of any of its Subsidiaries, in each such case the effect of which would be to cause a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than pursuant to the Loan Documents).

          5.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

          5.7 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and valid title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3.

          5.9 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the

"INTELLECTUAL PROPERTY"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim that could reasonably be expected to have a Material Adverse Effect. The Borrower has no knowledge, nor any reason to know, that the use of such Intellectual Property by the Borrower and its Subsidiaries infringes on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.10 TAXES. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal and material other tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or
(ii) imposed by any Governmental Authority other than the Federal Government the non-payment of which could not reasonably be expected to give rise to any Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than any such Lien or claim by any Governmental Authority which could not reasonably be expected to have a Material Adverse Effect.

          5.11 FEDERAL REGULATIONS. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board (as such term is defined herein in the definition of "ABR") as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

          5.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply could reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred so as to subject, directly or indirectly, any asset of the Borrower or any Commonly Controlled Entity to any liability, contingent or otherwise, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of the accrued benefit obligations under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefit obligations. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

          5.13 INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

          5.14 SUBSIDIARIES. The Subsidiaries listed on Schedule 5.14 hereto constitute all the Subsidiaries of the Borrower on the Closing Date.

          5.15 PURPOSE OF LOANS. The proceeds of the Revolving Credit Loans shall be used by the Borrower to (i) refinance indebtedness under the Existing Credit Agreement and (ii) finance the continuing working capital requirements and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including permitted acquisitions permitted pursuant to subsection 8.10 hereof. The proceeds of the Term Loans shall be used by the Borrower to finance the Acquisition, to refinance certain existing indebtedness in connection therewith and to pay fees and expenses related thereto. None of the proceeds of the Revolving Credit Loans or the Term Loans shall be used to finance the acquisition of any company the shares of which are traded on a public exchange unless, prior to or concurrently with the consummation of such acquisition, the board of directors, or equivalent governing body, of the company to be so acquired has approved such acquisition.

          5.16 ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 5.16 hereto, (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "PROPERTIES") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations (i) which constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law and (ii) which could reasonably be expected to have a Material Adverse Effect.

          (b) The Properties and all operations at the Properties are in compliance, and have been in compliance, in all material respects, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "BUSINESS") which could reasonably be expected to have a Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental
Laws with regard to any of the Properties or the Business that could reasonably be expected to have a Material Adverse Effect, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law and that could reasonably be expected to have a Material Adverse Effect, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law and that could reasonably be expected to have a Material Adverse Effect.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business and that could reasonably be expected to have a Material Adverse Effect.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws and that could reasonably be expected to have a Material Adverse Effect.

          5.17 NO BURDENSOME RESTRICTIONS. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          5.18 NO MATERIAL MISSTATEMENTS. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower and each other Loan Party to the Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto do not contain, and will not contain as of the Closing Date, any material misstatement of fact and do not, taken as a whole, omit, and will not, taken as a whole, omit as of the Closing Date, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

          5.19 COLLATERAL. The provisions of each of the Security Agreements, when executed and delivered, will constitute in favor of the Agent for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in all right, title, and interest of the Borrower and any of the other Loan Parties which is a party to such Security Agreement, as the case may be, in the Collateral described in such Security Agreement. As of the Closing Date, all Equipment and Inventory (as each of such terms is defined in the Guarantee and Collateral Agreement) of the Borrower and each of its Subsidiaries will be kept at, or will be in transit to, the locations listed on Schedule 5.19, and when financing statements have been filed in the offices in the jurisdictions listed in Schedule 3 to the Guarantee and Collateral Agreement, when appropriate filings have been made in the U.S.
Patent and Trademark Office and the U.S. Copyright Office, and when such other actions as are described in each of the Security Agreements have been taken in accordance with the Security Agreements, each of the Security Agreements shall constitute a perfected security interest in all right, title and interest of the Borrower or such other Loan Parties, as the case may be, in the Collateral described therein, and except for Liens existing on the Closing Date which are permitted by subsection 8.3 and whose priority cannot be superseded by the provisions hereof or of any Security Agreement and the filings hereunder or thereunder, a perfected first lien on, and security interest in, all right, title and interest of the Borrower or such other Loan Parties, as the case may be, in the Collateral described in each Security Agreement.

          5.20 SENIOR DEBT. The unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of each of the Borrower and the other Loan Parties pursuant to this Agreement and the other Loan Documents shall constitute "Senior Debt" of the Borrower under the Senior Subordinated Notes and the indentures related thereto (the "INDENTURES") and this Agreement and the other Loan Documents shall collectively constitute the "Credit Agreement" as such term is defined in such indentures.


                        SECTION 6.  CONDITIONS PRECEDENT

          6.1 CONDITIONS TO EXTENSIONS OF CREDIT. This Agreement, including, without limitation, the agreement of each Lender to make the Extensions of Credit requested to be made by it hereunder, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

          (a) LOAN DOCUMENTS. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender and (iii) for the account of each of the Lenders which has requested a Note, a Revolving Credit Note, Term Note or a Swing Line Note, as the case may be, each conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

          (b) REPAYMENT OF INDEBTEDNESS. All outstanding indebtedness and other obligations of the Borrower and its Subsidiaries under the Existing Credit Agreement shall have been paid in full, including, without limitation, all interest and fees owing with respect to such indebtedness.

          (c) FINANCIAL STATEMENTS. The Agent shall have received, with a copy for each

     Lender, (i) the financial statements referred to in subsection 5.1(a) and
     (ii) the PRO FORMA balance sheet of the Borrower and its Subsidiaries referred to in subsection 5.1(b), which shall be in form and substance satisfactory to the Lenders.

          (d) SOLVENCY CERTIFICATE. The Agent shall have received a certificate reasonably satisfactory in form and substance to it from the Borrower's Chief Financial Officer which shall document the solvency of the Borrower and its Subsidiaries on a combined basis taken as a single entity after giving effect to the consummation of the transactions (including the Acquisition) and the financings contemplated hereby.

          (e) FEES. The Agent shall have received the fees to be received on the Closing Date referred to in subsection 4.1.

          (f) LEGAL OPINIONS. The Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

              (i) the executed legal opinion of Gibson, Dunn & Crutcher LLP counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit C-1;

              (ii) the executed legal opinion of special local counsel of the Borrower, in such jurisdictions as the Agent shall request, substantially in the form of Exhibit C-2; and

              (iii) the executed legal opinion of counsel to Autocraft, if any, delivered in connection with the Acquisition, accompanied by reliance letters in favor of the Lenders.

          (g) ACQUISITION. The Acquisition shall have been consummated for an aggregate purchase price not exceeding $125,000,000 pursuant to documentation reasonably satisfactory to the Agent in all material respects, and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any material respect.

          (h) FEES AND EXPENSES. The Agent shall have received satisfactory evidence that the fees and expenses incurred, and to be incurred, in connection with the Acquisition shall not exceed $7,000,000 in the aggregate.

          (i) APPROVALS. All governmental and third party approvals (including landlords' and other consents) necessary or, in the discretion of the Agent, advisable in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof.

          (j) ENVIRONMENTAL ASSESSMENT. The Agent shall have received a satisfactory environmental assessment with respect to the real property owned or leased by Autocraft and its Subsidiaries from a firm satisfactory to the Agent.

          (k) ACTIONS TO PERFECT LIENS. The Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the delivery of original stock certificates together with undated stock powers executed in blank and the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Agent, desirable to perfect the Liens created by the Security Agreements delivered on the Closing Date shall have been completed.

          (l) LIEN SEARCHES. The Agent shall have received the results of a recent search in each relevant jurisdiction, with respect to the Borrower, Autocraft and their respective Subsidiaries, of the Uniform Commercial Code filings which may have been filed with respect to the Borrower, Autocraft or their respective Subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower, Autocraft or their respective Subsidiaries except for liens permitted by subsection 8.3 or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.

          (m) BORROWING CERTIFICATE. The Agent shall have received, with a counterpart for each Lender, a Borrowing Certificate dated the Closing Date, with appropriate insertions and attachments satisfactory in form and substance to the Agent, executed by a Responsible Officer of the Borrower.

          (n) CORPORATE PROCEEDINGS OF THE LOAN PARTIES. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents delivered on the Closing Date to which it is or will be a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Agreements delivered on the Closing Date to which it is or will be a party, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (o) LOAN PARTY INCUMBENCY CERTIFICATES. The Agent shall have received, with a counterpart for each Lender, a Certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document delivered on the Closing Date satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

          (p) CORPORATE DOCUMENTS. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party to any Loan Document delivered on the Closing Date, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant

     Secretary of the such Loan Party.

          (q) INSURANCE. The Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of subsection 7.5 hereof shall have been satisfied.

          (r) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

          6.2 CONDITIONS TO EACH EXTENSION OF CREDIT. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the initial Extension of Credit) is subject to the satisfaction or waiver of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and each of its Subsidiaries in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties were expressly made only as of a specific date).

          (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (c) LETTER OF CREDIT APPLICATIONS. With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received an Application, completed to its reasonable satisfaction and duly executed by a Responsible Officer.

          (d) BORROWING CERTIFICATE. The Agent shall have received, with a counterpart for each Lender, a borrowing certificate dated the requested Borrowing Date, with appropriate insertions and attachments satisfactory in form and substance to the Agent, executed by a Responsible Officer.

          (e) DEBT INCURRENCE COMPLIANCE CERTIFICATE. If, on any requested Borrowing Date, the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the aggregate Revolving Credit Exposures of all Lenders, after giving effect to the Extensions of Credit requested to be made on such Borrowing Date, exceeds 90% of the Borrowing Base (as such term is defined in the Indentures) as determined in the most recent calculation thereof delivered pursuant to subsection 7.2(f), the Agent shall have received a calculation of the Borrowing Base as at such requested Borrowing Date, together with a certificate of a Responsible Officer of the Borrower, dated the requested Borrowing Date, demonstrating that the aggregate Extensions of Credit after giving effect to the Revolving Credit Loans requested to be made on such Borrowing
     Date will not exceed the Borrowing Base calculated as at such date, PROVIDED that if the foregoing would not be sufficient to demonstrate that such Extensions of Credit can be made in compliance with the applicable terms of the Indentures, such Borrowing Base calculation and certificate shall not be so required, so long as either (x) the total amount of such requested Extensions of Credit, when added to the total amount of any other Extensions of Credit and the total amount of Indebtedness and Disqualified Capital Stock (each as defined in the Indenture) incurred after the date of the latest calculation of the Total Incurrence Amount (as defined in subsection 7.2(f)), does not exceed 90% of such Total Incurrence Amount or (y) the Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the requested Borrowing Date, demonstrating that the applicable Consolidated Coverage Ratio (as such term is defined in the Indentures) of the Borrower after giving effect to such Extensions of Credit as set forth in the Indentures satisfies the relevant terms thereof.

Each borrowing by and each issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan or issuance that the conditions contained in this subsection 6.2 have been satisfied.


                       SECTION 7.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder, it shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

          7.1 FINANCIAL STATEMENTS.  Furnish to each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a

     Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments)

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except that the financial statements delivered pursuant to subsection 7.1(b) may not include notes thereto).

          7.2 CERTIFICATES; OTHER INFORMATION.  Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statement referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer ("COMPLIANCE CERTIFICATE") stating that, to the best of such officer's knowledge, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Borrower has complied with the requirements of subsection 7.9 with respect thereto),
     (ii) neither the Borrower nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without either giving prompt written notice of such event to the Agent or complying with the requirements of this Agreement and the Security Agreements with respect thereto, (iii) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it other than with respect to those matters which have been cured within the grace periods specified herein or expressly waived by the Lenders or the Required Lenders, as appropriate, and (iv) the Borrower has set forth in reasonable detail any and all calculations necessary to show compliance with all of the financial condition covenants set forth in subsections 8.1, 8.7, 8.8 and 8.9, including, without limitation, calculations and reconciliations, if any, necessary to show compliance with such financial condition covenants on the basis of generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 5.1, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

          (c) not later than 60 days after the end of each fiscal year of the Borrower, a copy of the projections of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

          (d) as soon as practicable after the same are sent, copies of all financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders in their capacities as such, and as soon as practicable after the same are filed, copies of all financial statements and reports which the Borrower or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (e) promptly upon receipt thereof, copies of all final reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special financial audit of the books of the Borrower or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit PROVIDED, in each case, that such final report or letter, as the case may be, concerns an event or events which could reasonably be expected to have a Material Adverse Effect;

          (f)concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of a Responsible Officer demonstrating, in reasonable detail, (i) the Borrowing Base (as such term is defined in the Indentures) as of such date and (ii) the Consolidated Coverage Ratio (as such term is defined in the Indentures), along with a calculation of the maximum amount (the "TOTAL INCURRENCE AMOUNT") of Indebtedness that could be incurred on such date under Section 4.11(a) of the Indentures as a result thereof based upon such Consolidated Coverage Ratio and assuming (for purposes of giving effect on a pro forma basis), that none of the proceeds of such Total Incurrence Amount are used to refinance or retire other Indebtedness or to make an Acquisition (as defined in the Indentures); and

          (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          7.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent in accordance with current business practice, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

          7.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.5 MAINTENANCE OF PROPERTY; INSURANCE. Keep (except as permitted by subsection

8.6) all property that is useful and necessary in the then current conduct of its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Agent, upon written request, full information as to the insurance carried.

          7.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and account in which proper entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent and any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired following reasonable notice (including topics for discussion), and to discuss the business, operations, properties and financial and other condition of the Borrower and the its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants.

          7.7 NOTICES.  Promptly give notice to the Agent and each Lender of:

          (a) any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought if the granting of such injunctive or other relief could reasonably be expected to have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence (or the reasonable expectation of the occurrence) of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Multiemployer Plan to effect a termination or Reorganization of any Multiemployer Plan or any Single Employer Plan or (iii) the termination or partial termination of any Single Employer Plan by the Borrower or any Commonly Controlled Entity;

          (e) (i) any release or discharge by the Borrower or any of its Subsidiaries of any

     Material of Environmental Concern required to be reported under Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in a material liability under Environmental Laws or could result in the imposition of any Lien or other restriction on the title, ownership or transferability of any material Property; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Law;

          (f) any development or event which could reasonably be expected to have a Material Adverse Effect; and

          (g) promptly upon the occurrence thereof, the occurrence of a Change of Control or a "Change of Control" (as defined in the Senior Subordinated
     Note Indenture).

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or such Subsidiary proposes to take with respect thereto.

          7.8 ENVIRONMENTAL LAWS. (a) Comply in all material respects with, and make reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with, and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by Governmental Authorities under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws other than such orders and directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges does not give rise to a Material Adverse Effect.

          7.9 ADDITIONAL COLLATERAL. (a) With respect to any assets (or any interest therein) acquired after the Closing Date by the Borrower or any of its Subsidiaries that are intended to be subject to the Lien created by any of the Security Agreements but which are not so subject promptly (and in any event within 60 days after the acquisition thereof): (i) execute and deliver to the Agent such amendments to the relevant Security Agreements or such other documents as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on such assets (or such interest therein), (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements and the recording of leasehold mortgages in such jurisdictions as may be requested by the Agent,
(iii) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent, and (iv) if requested by the Agent, deliver to the Agent surveys, title insurance and flood insurance reasonably satisfactory to the Agent.

          (b) With respect to any Person that, subsequent to the Closing Date, becomes a domestic Subsidiary, promptly upon the request of the Agent: (i) execute and deliver to the Agent, for the benefit of the Lenders, a new pledge agreement, or such amendments to the Guarantee and Collateral Agreement as the Agent shall deem necessary or advisable to grant to the Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement or to a new security agreement in each case pursuant to an annex to the Guarantee and Collateral Agreement which is in form and substance satisfactory to the Agent, and (B) to take all actions necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement or such security agreement, to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Agent and (iv) if requested by the Agent, deliver to the Agent legal opinions relating to the matters described in clauses (i), (ii) and
(iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

          (c) With respect to any Person that subsequent to the Closing Date becomes a foreign Subsidiary (other than a foreign Subsidiary owned by another foreign Subsidiary), promptly upon the request of the Agent: (i) execute and deliver to the Agent a foreign stock pledge agreement relating to the pledge of the shares of such foreign Subsidiary executed and delivered by a duly authorized officer of the Borrower or its domestic Subsidiary, as the case may be, with a counterpart or a conformed copy for each Lender, (ii) deliver to the Agent the certificate[s] representing 65% of the Capital Stock of such foreign Subsidiary, together with, if required by such foreign stock pledge agreement, undated stock powers for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (iii) complete such other actions as are necessary or, in the opinion of the Agent, desirable to perfect the Liens created by such foreign stock pledge agreement and (iv) cause the delivery of the executed legal opinion of special foreign counsel with respect to such foreign stock pledge agreement, in form and substance reasonably satisfactory to the Agent.

          7.10 FURTHER ASSURANCES. Upon the request of the Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

          7.11 PROPERTY MATTERS. With respect to any real property owned or leased by the Borrower or its Subsidiaries and not subject to a fee or leasehold mortgage constituting a Security Document, as applicable, to the extent reasonably requested by the Agent, no later than 60 days following the Closing Date, at its own expense (a) deliver to the Agent, for the benefit of the Lenders, a mortgage on such real property as to which a landlord consent to such mortgage is not required, (b) with respect to such real property as to which a landlord consent to such mortgage is required, request and use reasonable best efforts to obtain a landlord waiver and consent with respect thereto and leasehold mortgage, each in form and substance reasonably satisfactory to the Agent, from each of the landlords of such facilities as the Agent may reasonably designate, (c) with respect to each leased property to be subject to a leasehold mortgage, use reasonable best efforts to obtain a landlord waiver and consent in form and substance reasonably satisfactory to the Agent and (d) take all actions necessary or, in the opinion of the Agent, desirable to cause any liens created by any such mortgage to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the recording of such leasehold mortgages in such jurisdictions as may be requested by the Agent.

                         SECTION 8.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder, it shall not, and (except with respect to subsection 8.1) shall not permit any of its Subsidiaries to, directly or indirectly:

          8.1 FINANCIAL CONDITION COVENANTS. (a) TOTAL INDEBTEDNESS TO EBITDA. Permit the Leverage Ratio on the last day of any fiscal quarter of the Borrower to be greater than the ratio set forth below opposite the last day of such fiscal quarter:


               Date                    Ratio
               ----                    -----
          March 31, 1998            4.00 to 1.0
          June 30, 1998             4.00 to 1.0
          September 30, 1998        4.00 to 1.0
          December 31, 1998         4.00 to 1.0
          March 31, 1999            3.50 to 1.0
          June 30, 1999             3.50 to 1.0
          September 30, 1999        3.50 to 1.0
          December 31, 1999         3.50 to 1.0
          March 31, 2000            3.25 to 1.0
          June 30, 2000             3.25 to 1.0
          September 30, 2000        3.25 to 1.0
          December 31, 2000         3.25 to 1.0
          March 31, 2001            3.00 to 1.0
          June 30, 2001             3.00 to 1.0
          September 30, 2001        3.00 to 1.0
          December 31, 2001         3.00 to 1.0
          March 31, 2002            3.00 to 1.0
          June 30, 2002             3.00 to 1.0
          September 30, 2002        3.00 to 1.0
          December 31, 2002         3.00 to 1.0
          March 31, 2003            3.00 to 1.0
          June 30, 2003             3.00 to 1.0


                                                                              54

          September 30, 2003        3.00 to 1.0
          December 31, 2003         3.00 to 1.0


          (b) INTEREST COVERAGE. Permit for any period of four consecutive fiscal quarters ending on any date set forth below the ratio of (A) the difference of Consolidated EBITDA of the Borrower for such period minus Consolidated Capital Expenditures of the Borrower for such period to (B) Consolidated Interest Expense of the Borrower for such period to be less than the ratio set forth below opposite the date on which the last of such fiscal quarters ends:


               Date                    Ratio
               ----                    -----
          March 31, 1998            2.00 to 1.0
          June 30, 1998             2.00 to 1.0
          September 30, 1998        2.00 to 1.0
          December 31, 1998         2.00 to 1.0
          March 31, 1999            2.25 to 1.0
          June 30, 1999             2.25 to 1.0
          September 30, 1999        2.25 to 1.0
          December 31, 1999         2.25 to 1.0
          March 31, 2000            2.50 to 1.0
          June 30, 2000             2.50 to 1.0
          September 30, 2000        2.50 to 1.0
          December 31, 2000         2.50 to 1.0
          March 31, 2001            3.00 to 1.0
          June 30, 2001             3.00 to 1.0
          September 30, 2001        3.00 to 1.0
          December 31, 2001         3.00 to 1.0
          March 31, 2002            3.00 to 1.0
          June 30, 2002             3.00 to 1.0
          September 30, 2002        3.00 to 1.0
          December 31, 2002         3.00 to 1.0
          March 31, 2003            3.00 to 1.0
          June 30, 2003             3.00 to 1.0
          September 30, 2003        3.00 to 1.0
          December 31, 2003         3.00 to 1.0


          (c) MAINTENANCE OF NET WORTH. Permit the Consolidated Net Worth of the Borrower at any time to be less than the sum of $140,000,000 plus 50% of the cumulative sum of Consolidated Net Income for each fiscal quarter (if positive) beginning after the Closing Date and ended at or prior to such time.

          8.2 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of the Borrower under this Agreement;

          (b) Indebtedness of (i) the Borrower to any Subsidiary and (ii) any Subsidiary which is a party to the Guarantee and Collateral Agreement to the Borrower; PROVIDED that the Borrower hereby agrees that all such Indebtedness of any such Subsidiary to the Borrower permitted pursuant to clause (ii) above is subordinated to the payment in full of the obligations of such Subsidiary under the Guarantee and Collateral Agreement or another subsidiary guarantee to which it is a party, and any payment received by the Borrower in respect thereof while an Event of Default shall have occurred and be continuing shall be held by the Borrower in trust for the Agent and paid over to the Agent, for the benefit of the Lenders, in the event of any demand in respect of the Guarantee and Collateral Agreement or such subsidiary guarantee;

          (c) Indebtedness of the Borrower and any of its Subsidiaries incurred not later than 180 days after the acquisition of fixed or capital assets to finance the acquisition of such fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise), in an initial amount not less than 75%, and not more than 100%, of the original purchase price of such property at the time it was acquired, and any renewals, extensions, refundings or refinancings of such indebtedness; PROVIDED that the terms of such Indebtedness shall not prohibit or limit the ability of any Subsidiary to declare or pay any dividend or make any payment or other distribution (other than a distribution of the assets financed by such Indebtedness), either directly or indirectly, to or for the account of the Borrower or any Subsidiary of the Borrower;

          (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2, not to exceed an aggregate outstanding principal amount of $250,000 on the Closing Date, and any renewals, extensions, refundings or refinancings of such Indebtedness, provided the amount thereof is not increased, the maturity of any installment of principal thereof is not shortened and the subordination provisions thereof are not amended or modified except on terms and conditions satisfactory to the Required Lenders;

          (e) (i) Indebtedness under the 1994 Senior Subordinated Notes (including any 1994 Senior Subordinated Notes exchanged for other 1994 Senior Subordinated Notes) and (ii) Indebtedness under the 1995 Senior Subordinated Notes (including any 1995 Senior Subordinated Notes exchanged for other 1995 Senior Subordinated Notes);

          (f) Indebtedness of the Canadian Subsidiaries and U.K. Subsidiaries at any time not exceeding an aggregate principal amount outstanding equivalent at such time to $10,000,000 (U.S. Dollars equivalent);

          (g) Indebtedness constituting the defined purchase price "earn-out" liabilities under (i) the Asset Purchase Agreement, dated as of July 31, 1997, among Automatic Transmission Shops Inc., C.W. Smith, ATS Remanufacturing, Inc., and the Borrower in an aggregate amount not to exceed $13,600,000 and (ii) the Acquisition in an aggregate amount not to exceed $12,500,000;

          (h) Indebtedness in respect of (i) Hedging Agreements not involving more than

     $50,000,000 in aggregate notional amount at any one time outstanding or
     (ii) rate caps, collars or similar agreements in respect of interest or currency rate fluctuations that require payment by the Borrower only of fixed fees determined at or prior to the effectiveness thereof and not termination payments or other payments or liabilities that change in amount based on changes in underlying rates; provided that in each case such Hedging Agreements are entered into for legitimate hedging purposes related to the business of the Borrower and its Subsidiaries and not for speculative purposes; and

          (i) additional Indebtedness of the Borrower in aggregate principal amount outstanding at any time not exceeding $10,000,000.

          8.3 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes, assessments or other governmental charges not yet overdue or which are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, building, zoning and other similar restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances or title defects incurred, or leases or subleases granted to others in the ordinary course of business which, in the aggregate, do not materially detract from the aggregate value of the properties of the Borrower and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

          (f) Liens in existence on the date hereof listed on Schedule 8.3, securing Indebtedness permitted by subsection 8.2(d), PROVIDED that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(c) incurred to finance the acquisition of fixed or capital assets, PROVIDED that (i) such Liens shall be created not later than 180 days after the acquisition of such fixed or capital assets,
     (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the principal amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired;

          (h) Liens on property other than the Collateral (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Borrower and all Subsidiaries) $5,000,000 in an aggregate amount at any time outstanding;

          (i) Liens created pursuant to the Loan Documents;

          (j) Liens on assets of corporations which become Subsidiaries of the Company after the date hereof existing on the date of such acquisition, PROVIDED that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the principal amount of Indebtedness secured thereby is not increased and (iv) such Lien or indebtedness is not created or incurred in connection with or contemplation of such acquisition; and

          (k) Liens on assets of the Canadian Subsidiaries and the U.K. Subsidiaries of the Borrower securing Indebtedness permitted by subsection 8.2(f).

          (l) Liens in respect of security interests in inventory and any proceeds thereof, granted in the ordinary course of business for the benefit of any supplier of such inventory bearing the trade or service mark of such supplier, provided such liens do not extend to assets other than parts supplied from time to time by such supplier in the ordinary course of business.

          8.4 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) Guarantee Obligations in existence on the date hereof not to exceed $100,000 in the aggregate;

          (b) Guarantee Obligations in respect of the Senior Subordinated Notes; PROVIDED that such Guarantee Obligations are subordinated and junior in all respects to the obligations of the Loan Parties under the Loan Documents;

          (c) Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

          (d) the Guarantee and Collateral Agreement and any other subsidiary guarantee entered into from time to time pursuant to the terms of this Agreement;

          (e) Guarantee Obligations in respect of Letters of Credit;

          (f) Guarantee Obligations in respect of letters of credit issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate face amount not to exceed $2,000,000 at any time.

          (g) guarantees made by the Borrower or any Subsidiary of Indebtedness of any Subsidiary which is a Guarantor or of the Borrower, which Indebtedness is otherwise permitted under this Agreement; and

          (h) guarantees made in the ordinary course of its business by the Borrower or any Subsidiary of obligations of any Subsidiary which is a Guarantor or of the Borrower, which obligations are otherwise permitted under this Agreement.

          8.5 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its lines of business, except that (i) any Subsidiary of the Borrower may be merged or consolidated with or into, or may sell, lease, transfer or otherwise dispose of any of its assets to, the Borrower (PROVIDED that the Borrower shall be the continuing, surviving, or acquiring corporation) or with, into or to any one or more wholly-owned Subsidiaries of the Borrower which is a Guarantor (PROVIDED that the wholly-owned Subsidiary or Subsidiaries, which is a Guarantor, shall be the continuing, surviving or acquiring corporation) and (ii) any Subsidiary of the Borrower formed solely for the purpose of effecting an acquisition of assets permitted hereunder may be merged or consolidated with any other Person (PROVIDED that the continuing or surviving corporation of such merger or consolidation shall be a Subsidiary of the Borrower).

          8.6 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

          (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

          (b) the sale or other disposition of any property (other than inventory or obsolete or worn out property in the ordinary course of business) in the ordinary course of business PROVIDED that the aggregate consideration received in any fiscal year shall not exceed 20% of the Consolidated EBITDA of the Borrower for such fiscal year;

          (c) the sale or return of inventory in the ordinary course of business;

          (d) the sublease of real or personal property on commercially reasonable terms to the extent that the Borrower determines that such property is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries; and

          (e) as permitted by subsection 8.5(i).

          8.7 LIMITATION ON LEASES. Permit Consolidated Lease Expense for any fiscal year of the Borrower to exceed an amount equal to $11,000,000 for the fiscal year ending December 31, 1998, $14,000,000 for the fiscal year ending December 31, 1999 and $10,000,000 for each fiscal year thereafter.

          8.8 LIMITATION ON DIVIDENDS. (a) Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called "RESTRICTED PAYMENTS"); PROVIDED THAT so long as no Default or Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may (i) make Restricted Payments in any fiscal year not to exceed $1,000,000 in the aggregate, (ii) make Restricted Payments not to exceed $3,000,000 in the aggregate in any fiscal year or $6,000,000 in the aggregate on a cumulative basis after the Closing Date to permit the Borrower to repurchase shares of its common stock or rights, options or units thereof in respect of any management subscription or similar employment agreement and (iii) make Restricted Payments consisting of Specified Preferred Stock.

          (b) Permit the terms of any Contractual Obligation of any Subsidiary to prohibit or limit the ability of any Subsidiary to declare or pay any dividend or make any payment or other distribution, either directly or indirectly, to or for the account of the Borrower or any other wholly-owned Subsidiary of the Borrower provided that this subsection 8.8(b) shall not apply to (i) purchase money obligations or Financing Leases (or refinancings thereof that impose no more restrictive restrictions ) for property acquired in the ordinary course of business that impose restrictions solely on the property so acquired, (ii) restrictions with respect to a Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or disposition (including by merger or consolidation) of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restrictions apply solely to such Capital Stock or asset of such Subsidiary and such sale or disposition is otherwise permitted pursuant to this Agreement and (iii) restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business.

          8.9 LIMITATION ON CAPITAL EXPENDITURES. Make any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and any expenditure from the proceeds of casualty insurance used to repair or replace the assets affected by such casualty loss) except for expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries (i) during any of the fiscal years of the Borrower set forth below, the amount set forth opposite such fiscal year below:


          FISCAL YEAR          AMOUNT
          -----------          ------
               1998          $24,000,000
               1999          $24,000,000
               2000          $28,000,000
               2001          $30,000,000
               2002          $30,000,000
               2003          $30,000,000


PROVIDED, that in the event that the amount set forth above for any fiscal year set forth (before giving effect to any carry-over amount pursuant to this proviso) above exceeds the actual amount of all capital expenditures for such fiscal year determined in accordance with GAAP, the entire amount of such excess may be carried over for expenditure in that portion of the fiscal year immediately following such fiscal year which follows delivery of the financial statements delivered pursuant to subsection 7.1(a) with respect to such fiscal year.

          8.10 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

          (a) the Acquisition;

          (b) extensions of trade credit in the ordinary course of business;

          (c) investments in Cash Equivalents;

          (d) loans or advances to officers or employees to pay relocation costs of such officers or employees in connection with their employment by the Borrower or any of its Subsidiaries;

          (e) any notes, securities or other instruments received as consideration for any sale of assets permitted hereunder in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower;

          (f) any notes, securities or other instruments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted hereunder pursuant to the reorganization, bankruptcy or liquidation of such Person;

          (g) (i) investments by the Borrower in its Subsidiaries which are parties to the Guarantee and Collateral Agreement and the Capital Stock of which is pledged to the Agent to secure the Borrower's obligations hereunder and under the other Loan Documents, (ii) investments by Subsidiaries of the Borrower which are not parties to the

     Guarantee and Collateral Agreement in other Subsidiaries of the Borrower, (iii) investments by Subsidiaries of the Borrower which are parties to the Guarantee and Collateral Agreement in the Borrower and in other Subsidiaries of the Borrower which are parties to the Guarantee and Collateral Agreement and (iv) investments by the Borrower or Subsidiaries of the Borrower which are parties to the Guarantee and Collateral Agreement in Canadian Subsidiaries or U.K. Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding (determined on a cumulative basis from and after the Closing Date, but giving effect to reductions of amounts outstanding by the amount of capital in respect thereof returned in cash to the Borrower or the applicable Subsidiary from time to time); PROVIDED that no such investments shall be permitted in connection with an acquisition not otherwise permitted under subsection 8.10(j);

          (h) payroll advances in the ordinary course of business;

          (i) travel and entertainment advances and other loans to officers and employees, PROVIDED that the aggregate principal amount of all such loans and advances outstanding at any one time shall not exceed $100,000;

          (j) acquisitions by the Borrower and its Subsidiaries, of assets or Capital Stock of one or more corporations or other Persons so long as (i) each such acquisition and all transactions related thereto shall be consummated in accordance with applicable Requirements of Law; (ii) each such acquisition, in the case of an acquisition of Capital Stock, shall result in such corporation or Person becoming a Subsidiary; (iii) after giving effect to any such acquisition, no Default or Event of Default shall have occurred and be continuing; (iv) the Borrower shall have delivered to the Agent a certificate demonstrating that the requirements of subsection
     8.1 would be satisfied on a pro forma basis as at the end of the most recently ended fiscal quarter of the Borrower with respect to which financial statements have been delivered pursuant to subsection 7.1 if each such acquisition (including the Indebtedness incurred in connection therewith) had occurred on the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter; and (v) in the case of any acquisition by the Borrower and its Subsidiaries, for cash or other consideration exceeding $30,000,000 in the aggregate, such acquisition shall be subject to the prior written consent of the Required Lenders;

          (k) investments existing on the Closing Date and set forth on Schedule 8.10; and

          (l) investments not permitted by the foregoing clauses of this subsection 8.10 by the Borrower or its Subsidiaries in a Person which the Borrower and/or its Subsidiaries owns, or immediately after giving effect to such investment will own, more than 20% of such Person's outstanding voting Capital Stock (but which Person is not, and will not be, after giving effect to such investment, a Subsidiary) in an aggregate amount not to exceed $15,000,000 outstanding at any time (determined on a cumulative basis from and after the Closing Date, but giving effect to reductions of amounts outstanding by the amount of capital in respect thereof returned in cash to the Borrower or the applicable Subsidiary from time to time).

          8.11 LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT INSTRUMENTS. (a) Make any optional payment or prepayment on or redemption of any Senior Subordinated Notes other than such payments in an aggregate amount not to exceed $10,000,000 after the date hereof or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of the Senior Subordinated Notes (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or make changes relieving the Borrower from compliance with the terms thereof) PROVIDED that the Borrower and its Subsidiaries may use the proceeds of any equity offering to pay, prepay or redeem any Senior Subordinated Notes if the requirements of subsection 8.1 would be satisfied on a pro forma basis as at the end of the most recently ended fiscal quarter of the Borrower with respect to which financial statements have been delivered pursuant to subsection 7.1 if each such payment, prepayment or redemption had occurred on the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter.

          8.12 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than leases of property from Affiliates existing on the date hereof and employment agreements, directors' fee arrangements, indemnification of directors, officers and employees and loans to employees permitted hereunder in the ordinary course of business) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; PROVIDED that notwithstanding the foregoing, such prohibited transactions with Affiliates shall not include (a) payments of reasonable and customary directors' fees and indemnities of directors, officers and employees
(b) payments to Aurora under any management services agreement as in effect on the Closing Date, (c) transfers of inventory among the Loan Parties in the ordinary course of business and (d) loans or advances to officers or employees of the Borrower or any of its Subsidiaries to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Borrower or any of its Subsidiaries.

          8.13 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

          8.14 LIMITATION ON CHANGES IN FISCAL YEAR. Permit the fiscal year of the Borrower to end on a day other than December 31.

          8.15 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into with any Person any agreement, other than (a) this Agreement, (b) the Senior Subordinated
Note Indenture and (c) any
purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than any Lien granted under this Agreement or to secure purchase money mortgages of Financing Leases.

          8.16 LIMITATION ON LINES OF BUSINESS; CREATION OF SUBSIDIARIES. (a) Enter into any business, either directly or through any Subsidiary, except for businesses which are of the same general type, and reasonably related to, those in which the Borrower and its Subsidiaries are engaged on the date of this Agreement.

          (b) Create any new Subsidiaries of the Borrower other than any Subsidiaries that shall execute and become party to the Guarantee and Collateral Agreement.

          8.17 LIMITATION ON BORROWINGS. Incur any obligations under this Agreement and the other Loan Documents in an aggregate outstanding amount at any time in excess of the Borrowing Base (as defined in the Indentures) if such incurrence would result in a default under any provision of the Indentures.


                         SECTION 9.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any Reimbursement Obligation within two days after such amount becomes due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a),
     7.11 or Section 8 of this Agreement; or

          (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs
     (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, in either case in an outstanding principal amount in excess of $2,500,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case beyond the cure or grace period applicable thereto (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, the effect of which default or other event or condition (and such passage of the cure or grace period, if applicable) is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
     (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly
     Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $1,000,000 or more at any one time, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) (i) Any material provision of the Security Agreements shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Agreements shall so assert or (ii) the Lien created by any of the Security Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) Any guarantee under the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert, except in the event of a merger of Subsidiaries permitted hereunder if the surviving or continuing Subsidiary is a Guarantor or the Borrower; or

          (k) Any of the subordination provisions in any Senior Subordinated Note shall cease, for any reason, to be in full force and effect, or the Borrower or any other party to the Senior Subordinated Note or any holder of the notes thereunder shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent


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                                                                              66

shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

          Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived to the fullest extent permitted by applicable law.


                             SECTION 10.  THE AGENT

          10.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are
reasonably incidental thereto.   Notwithstanding any provision to the contrary
elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          10.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.


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                                                                              67

          10.3 EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or
(ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          10.4 RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

          10.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

          10.8 AGENT IN ITS INDIVIDUAL CAPACITY. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

          10.9 SUCCESSOR AGENT. The Agent may resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the approval by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes.
After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                           SECTION 11.  MISCELLANEOUS

          11.1 AMENDMENTS AND WAIVERS. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower or any of its Subsidiaries hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case without the consent of each affected Lender, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Agent or (iv) amend, modify or waive any provision of Section 3 without the written consent of the then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default


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                                                                              70

waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, return receipt requested or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

  The Borrower:        Aftermarket Technology Corp.
                       900 Oakmont Lane, Suite 100
                       Westmont, Illinois 60559
                       Attention:  Chief Financial Officer

     with a copy to:   Gibson, Dunn & Crutcher LLP
                       2029 Century Park East, 40th Floor
                       Los Angeles, California 90067
                       Attention:  Bruce D. Meyer

  The Agent:           The Chase Manhattan Bank
                       270 Park Avenue
                       New York, New York  10017
                       Attention: Julie Long
                       Telecopy: 212-972-9854

     with a copy to:   The Chase Manhattan Bank
                       One Chase Manhattan Plaza
                       8th Floor
                       Agent Bank Service Group
                       New York, New York  10081
                       Attention: Janet Belden
                       Telecopy: 212-552-5658

   The Issuing Bank:   The Chase Manhattan Bank Delaware
                       1201 Market Street, 9th Floor
                       Wilmington, DE  19801
                       Attention: Michael Handago, Corp. Banking Dept.
                       Telecopy: 302-428-3390

PROVIDED that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsection 2.2, 2.3, 2.5, 4.4 or 4.5 shall not be effective until received.

          11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege


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                                                                              71

hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

          11.5 PAYMENT OF EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent in connection with the foregoing, (b) to pay or reimburse each Lender and the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agent in connection with the foregoing, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents, and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), PROVIDED, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent or any such Lender or (ii) legal proceedings commenced against the Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection 11.5 shall survive repayment of the Notes and all other amounts payable hereunder.

          11.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This


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                                                                              72

Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its business or investment activities and in accordance with applicable law, at any time sell (with the consent of the Borrower, which shall not be unreasonably withheld or delayed) to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those matters specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 4.12, 4.13 and 4.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; PROVIDED that, in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and PROVIDED, FURTHER that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender may, in the ordinary course of its business or investment activities and in accordance with applicable law, at any time and from time to time assign to any Lender or any branch or affiliate thereof or, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an "ASSIGNEE") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender or a branch or an affiliate thereof, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the

Register, PROVIDED that, in the case of any such assignment to an additional bank or financial institution, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the Available Revolving Credit Commitment being assigned shall not be less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Agent). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nonetheless continue to be entitled to the benefits of subsections 4.12, 4.13, 4.14 and 11.5). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrower, for any assignment which occurs at any time when any of the Events of Default described in subsection 9(f) shall have occurred and be continuing.

          (d) The Agent on behalf of the Borrower shall maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and the registered owners of the Obligation(s) evidenced by the Note(s). Notes and the obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer on the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of such obligation(s) and the Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note(s) evidencing such Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the Noteholder thereof, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) and the old Note(s) shall be returned by the Agent to the Borrower marked "cancelled". No assignment of any Note or obligations shall be effective unless it has been recorded in the Register as provided in this subsection 11.6(d). The entries in the Register shall be conclusive and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan or the obligation evidenced by a Note recorded therein for the purpose of receiving all payments thereon and for all other purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agent) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. No assignment shall be effective unless it has been recorded in the Register as provided in this subsection 11.6(e).

          (f) Each Lender agrees to use reasonable efforts to protect the confidentiality of any confidential information with respect to the Borrower and its Subsidiaries and Affiliates thereof. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

          (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

          11.7 ADJUSTMENTS; SET-OFF. (a) If any Lender (a "BENEFITTED LENDER") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

          11.8 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

          11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, any Guarantor, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Each of the parties hereto agrees that, with the consent of the Agent, names of Lenders on the signature pages hereto may be added, and the information regarding the Commitments of Lenders set forth on Schedule 1.1 may be changed, without affecting the validity of the signature for any party hereto, and such new Lender shall be a Lender hereunder and
Schedule 1.1 shall be replaced with a new Schedule 1.1 reflecting such changes, PROVIDED that the aggregate amount of the Commitments set forth in Schedule 1.1 hereto may not be changed.

          11.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.12 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          11.13 ACKNOWLEDGEMENTS.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

          (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       AFTERMARKET TECHNOLOGY CORP.

                                       By:

                                       Name:

                                       Title:


                                       THE CHASE MANHATTAN BANK, as Agent and
                                       as a Lender


                                       By:

                                       Name:

                                       Title:

                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, D/B/A SEAFIRST BANK


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       BANK OF NOVA SCOTIA


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       THE FIRST NATIONAL BANK OF CHICAGO


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       FIRST UNION NATIONAL BANK OF NORTH
                                       CAROLINA


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       HARRIS TRUST & SAVINGS


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       LASALLE NATIONAL BANK


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       NATIONAL CITY BANK


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       BANK OF NEW YORK


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                       CREDIT AGRICOLE INDOSUEZ


                                       By:
                                          ---------------------------------
                                        Name:
                                        Title:

                                   Schedule A

                                  Pricing Grid



                              Commitment        Eurodollar              ABR
Leverage Ratio                Fee Rate       Applicable Margin   Applicable Margin
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Greater than 3.50:1.0           .375%              1.25%               0.25%
-----------------------------------------------------------------------------------
Less than or equal to           .375%              1.00%                 0%
3.50:1.00, and greater than
2.50:1.00
-----------------------------------------------------------------------------------
Less than or equal to           .300%              .875%                 0%
2.50:1.00, and greater than
2.00:1.00
-----------------------------------------------------------------------------------
Less than or equal to           .250%              .750%                 0%
2.00:1.00
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


                                 SCHEDULE 1.1

            Revolving Credit Commitments and Addresses of Lenders


                                                                 Revolving
                                                                  Credit
Lender                                                           Commitment
------                                                           ----------
The Chase Manhattan Bank                                         $ 11,818,181.81
Bank of America National Trust and Savings Association           $ 10,909,090.91
Bank of Nova Scotia                                              $ 10,909,090.91
The First National Bank of Chicago                               $ 10,909,090.91
First Union National Bank of North Carolina                      $ 10,909,090.91
Harris Trust & Savings                                           $ 10,909,090.91
LaSalle National Bank                                            $ 10,909,090.91
National City Bank                                               $  9,090,909.09
Bank of New York                                                 $  6,818,181.82
Credit Agricole Indosuez                                         $  6,818,181.82


     TOTAL REVOLVING CREDIT COMMITMENT                           $100,000,000
                                                                 ------------


                                  SCHEDULE 1.2

                        Term Loan Commitments of Lenders


Lender                                                    Term Loan Commitment
------                                                    --------------------
The Chase Manhattan Bank                                   $ 14,181,818.19
Bank of America National Trust and Savings Association     $ 13,090,909.09
Bank of Nova Scotia                                        $ 13,090,909.09
The First National Bank of Chicago                         $ 13,090,909.09
First Union National Bank of North Carolina                $ 13,090,909.09
Harris Trust & Savings (Chicago)                           $ 13,090,909.09
LaSalle National Bank                                      $ 13,090,909.09
National City Bank                                         $ 10,909,090.91
Bank of New York                                           $  8,181,818.18
Credit Agricole Indosuez                                   $  8,181,818.18


TOTAL TERM LOAN COMMITMENT                                 $120,000,000
                                                           ------------


                                 SCHEDULE 5.14

                                  SUBSIDIARIES

          At the Closing Date, the Subsidiaries of the Borrower, the jurisdictions of their incorporation and the direct or indirect ownership interest of the Borrower therein will be as follows:


             Name                            Jurisdiction of        Percentage      Type of
             ----                             Incorporation          Interest      Ownership
                                             ---------------        ----------     ---------
 Aaron's Automotive Products, Inc.           Delaware                  100          direct
 ACI Electronics Holding Corp.               Delaware                  100          direct
 ACI Electronics Investment Corp.            Delaware                  100          direct
 ACI Electronics, L.P.                       Delaware                  100         indirect
 ATC Distribution Group, Inc.                Delaware                  100          direct
 ATS Remanufacturing, Inc.                   Delaware                  100         indirect
 Component Remanufacturing                   New Jersey                100         indirect
    Specialists, Inc.
 CRS Holdings Corp.                          New Jersey                100          direct
 GM Remanufacturing Corp.                    Delaware                  100         indirect
 King-O-Matic Industries, Limited            Ontario, Canada           100         indirect
 Mascot Truck Parts, Inc.                    Ontario, Canada           100          direct
 Metran Automatic Transmission Parts Corp.   New York                  100         indirect
 Morgan Road Acquisition Corp.               Delaware                  100          direct
 Partes Remanufacturadas de Mexico           Mexico                    100         indirect
 RPM Merit, Inc.                             Delaware                  100         indirect
 TranShop Management Systems, Inc.           Alabama                   100         indirect


                                 SCHEDULE 5.16

                             ENVIRONMENTAL MATTERS

          Reference is hereby made to the second, third, fourth and fifth paragraphs under the Section entitled "Business - Environmental" of the Borrower's Prospectus, dated October 22, 1997, with respect to the offering of 3,500,000 shares of common stock. The Borrower does not believe, or have reason to believe, that any of the matters disclosed in such sections could reasonably be expected to have a Material Adverse Effect.

                                  SCHEDULE 8.2

                             EXISTING INDEBTEDNESS

                                  SCHEDULE 8.3

                                 EXISTING LIENS


                                     None.

                                 SCHEDULE 8.10

                              EXISTING INVESTMENTS